Exhibit 4.1

SECOND AMENDMENT TO LOAN AGREEMENT

This Second Amendment to Loan Agreement (this "Amendment") is dated as of May 22, 2007, and is by and between KEYSTONE CONSOLIDATED INDUSTRIES, INC., a Delaware corporation (the "Company") and THE COUNTY OF PEORIA, ILLINOIS (the "Lender").

WITNESSETH:

WHEREAS, the Company and the Lender are parties to that certain Loan Agreement dated as of March 13, 2002 (the same, as it may be amended, restated, modified or supplemented and in effect from time to time, the "Loan Agreement") under which the Lender made a $10,000,000 term loan to the Company, which is due to mature on June 1, 2007; and

WHEREAS, the parties have agreed to amend the Loan Agreement in certain respects, as more fully set forth herein;

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.             Definitions.       Capitalized terms used in this Amendment and not otherwise defined herein are used with the meanings given such terms in the Loan Agreement.

2.             Amendments.   The Loan Agreement is hereby amended, effective as of the Amendment Effective Date as follows:

(a)  by amending and restating the following definition contained in Article I of the Loan Agreement as follows:

"Mortgage" means that certain Subordinate Mortgage, Security Agreement, Assignment of Rents and Fixture Filing dated as of April 9, 2002, and recorded on April 23, 2002 with the Peoria County, Illinois recorder's office as document number 02-16734, as it may be amended, restated, supplemented or modified from time to time and in effect.

"Security Agreement" means that certain Subordinate Security Agreement dated as of April 9, 2002, by and between the Company and the Lender with respect to certain steel making assets of the Company and located in Peoria, Illinois, as it may be amended, restated, supplemented or modified from time to time and in effect.

(b)  by amending and restating Sections 3.1 through 3.3 of the Loan Agreement:

3.1. Interest Rates. Through May 31, 2007, the outstanding principal balance of the Loan shall not bear interest. Commencing on June 1, 2007, the outstanding principal balance of the Loan shall bear, and the Company shall pay, interest at a rate per annum equal to seven and one-half percent (7.5%). During any period that an Event of Default shall have occurred and be continuing, interest on the outstanding principal balance of the Loan shall accrue at a rate equal to

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nine and one-half percent (9.5%) (the "Default Interest Rate"). Notwithstanding anything contained herein to the contrary, in no event shall the interest rate on the Loan exceed the highest rate permitted by applicable law. Interest shall be based upon a 360-day year, and shall accrue and be payable for the actual number of calendar days elapsed.

3.2. Principal and Interest. Payments of principal and interest on the Loan, if not sooner declared to be due in accordance with the provisions hereof, shall be made as follows:

(a)  On June 1, 2007, a payment of principal in the amount of One Million and No/100s Dollars ($1,000,000.00) shall be due and payable.

(b)  Commencing on December 1, 2007, and continuing on the first day of each June and December thereafter through and including June 1, 2014 (the "Maturity Date"), payments of principal and interest each in the amount of Eight Hundred Thirty Eight Thousand Eighteen and 49/100s Dollars ($838,018.49) shall be due and payable.

   (c)       The unpaid principal balance of the Loan, if not sooner paid or declared to be due in accordance with the terms hereof, together with all accrued and unpaid interest thereon and any other amounts due and payable hereunder or under the Note, the Mortgage, or Security Agreement shall be due and payable in full on the Maturity Date.

   3.3. Prepayments. The Company may voluntarily prepay the principal balance of the Loan, in whole but not in part, at any time on or after the date hereof, subject to the following conditions:

    (a)  Not less than thirty (30) days prior to the date upon which the Company desires to make such prepayment, the Company shall deliver to the Lender written notice of its intention to prepay the Loan in full; and

(b)  The Company shall pay to the Lender, concurrently with such prepayment, a prepayment premium equal to two percent (2%) of the then-outstanding principal amount outstanding to be prepaid.

(c)  by amending and restating Subsections 3.5(a) of the Loan Agreement:

    (a)        default in the payment when due of any interest, principal, fee, or other amount payable by the Company hereunder or under the Note, the Mortgage, or Security Agreement;

3.        Conditions to Effectiveness.   This Amendment shall become effective on the date (the "Amendment Effective Date") on which the following conditions precedent have been satisfied or waived in writing:

(a)  The Company and the Lender shall have each executed and delivered this Amendment to the Lender.

(b)  The Lender shall have received a Reaffirmation of Subordinate Mortgage, Security Agreement, Assignment of Rents and Fixture Filing, in the form of Exhibit A attached hereto, duly executed and delivered by the Company.

(c)  The Lender shall have received an ALTA Statement, in the form used by Chicago Title Insurance Company, duly executed and delivered by the Company with respect to its Peoria facility.

(d)  The Lender shall have received a fully executed copy of an Amended and Restated Subordination and Intercreditor Agreement by and among the Company, the Lender and Wachovia Capital Finance Corporation (Central), in the form of Exhibit B attached hereto.

(e)  The Lender shall have received a certification from the Company, in the form of Exhibit C attached hereto, that the Company has fully complied with the Capital Expenditure Requirement.

(f)  The Lender shall have received a certificate of the Secretary of the Company with certified copies of the following: (i) its Amended and Restated Certificate of Incorporation, as in effect with the State of Delaware, (ii) its By-Laws, (iii) resolutions of its Board of Directors authorizing the execution, delivery and performance by the Company of this Amendment, and (iv) the names of the officer or officers of the Company authorized to sign this Amendment and other documents, together with a sample signature of such officer(s) on which the Lender may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein.

(g)  The Lender shall have certificate of good standing and foreign qualification for the Company from the Secretary of States of Delaware and Illinois each dated within ten (10) days of the Amendment Effective Date.

        (h)      The Lender shall have received such other certificates, financial statements, schedules, resolutions, and other documents which are provided for hereunder or which the Lender shall reasonably require.

4.       Representation and Warranties. To induce the Lender to enter into this Amendment, the Company hereby represents and warrants to the Lender as of the Amendment Effective Date that:

(a)  The Company has the corporate power and authority, and the legal right, to make and deliver this Amendment and to perform all of its obligations under the Loan Agreement, as amended by this Amendment, and has taken all necessary corporate action to authorize the execution and delivery of this Amendment and the performance of the Note, the Mortgage, or Security Agreement, as so amended.

(b)  When executed and delivered, this Amendment and the Loan Agreement, as amended by this Amendment, will constitute legal, valid and binding obligations of the Company, enforceable against it, in accordance with its terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other

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similar laws relating to or affecting the enforcement of creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

       (c)      The representations and warranties made by the Company in the Loan Agreement are true and correct in all material respects on and as of the Amendment Effective Date, before and after giving effect to the effectiveness of this Amendment, as if made on and as of the Amendment Effective Date, other than those that relate to an earlier or specific date.

5.              Reaffirmation and Confirmation of Subordinated Security Interests.   The Company hereby confirms to the Lender that the Company has granted to the Lender a subordinated security interest in or lien upon substantially all of the steel making assets located in Peoria, Illinois to secure the repayment of the Loan. The Company hereby reaffirms its grant of such subordinated such security interest and lien to the Lender for such purpose in all respects.

6.              Miscellaneous.

(a)  The Company hereby agrees to pay all of the Lender's reasonable attorneys' fees (which shall not exceed $12,000.00) and title insurance fees and expenses, related to this Amendment.

(b)  This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall together constitute but one and the same document.

(c)  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(d)  Section captions and headings used in this Amendment are for convenience only and are not part of and shall not affect the construction of this Amendment.

(e)  This Amendment shall be a contract made under and governed by the laws of the State of Illinois, without regard to conflict of laws principles. Whenever possible, each provision of this Amendment shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

(f)  From and after the date of execution of this Amendment, any reference to the Loan Agreement contained in any notice, request, certificate or other instrument, document or agreement executed concurrently with or after the execution and delivery of this Amendment shall be deemed to include this Amendment unless the context shall otherwise require.

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   (g)    Except as expressly set forth herein, nothing in this Amendment is intended to or shall be deemed to have amended the Loan Agreement, which is hereby reaffirmed, as amended, in all respects. Notwithstanding anything contained herein, the terms of this Amendment are not intended to and do not serve to effect a novation as to the Loan Agreement. The parties hereto expressly do not intend to extinguish the Loan Agreement. Instead, it is the express intention of the parties hereto to reaffirm the indebtedness created under the Loan Agreement which is evidenced by the Note and secured by the collateral referred to in the Mortgage and the Security Agreement. The Loan Agreement, as amended hereby, and each of the Note, the Mortgage, and Security Agreement remain in full force and effect and are hereby reaffirmed in all respects.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

KEYSTONE CONSOLIDATED INDUSTRIES, INC., a Delaware corporation

By: /s/  Bert E. Downing, Jr.

Its :Vice President, Chief Financial Officer, Corporate Controller and Treasurer

THE COUNTY OF PEORIA, ILLINOIS

By: /s/ Patrick Urich

Its :County Administrator

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 Exhibit  A

Form of Reaffirmation of Subordinate Mortgage, Security Agreement,
Assignment of Rents and Fixture Filing

REAFFIRMATION OF SUBORDINATE MORTGAGE,
SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND FIXTURE FILING

This Reaffirmation of Subordinate Mortgage, Security Agreement, Assignment of Rents and Fixture Filing (this "Reaffirmation") is made as of May 22 , 2007, by KEYSTONE CONSOLIDATED INDUSTRIES, INC., a Delaware corporation (the "Company"), to and for the benefit of THE COUNTY OF PEORIA, ILLINOIS (the "Lender").

WITNES SETH:

WHEREAS, the Company and the Lender are parties to that certain Loan Agreement dated as of March 13, 2002 (the same, as it may be amended, restated, modified or supplemented and in effect from time to time, the "Loan Agreement") under which the Lender made a $10,000,000 term loan to the Company (the "Loan");

WHEREAS, the Loan is secured by that certain Subordinate Mortgage, Security Agreement, Assignment of Rents and Fixture Filing dated as of April 9, 2002, recorded on April 23, 2002 with the Peoria County, Illinois recorder's office as document number 02-16734 made by the Company to and for the benefit of the Lender (the same, as it may be amended, restated, modified or supplemented and in effect from time to time, the "Mortgage") which created a mortgage lien on the property located in Peoria, Illinois and described on Exhibit A;

WHEREAS, the Company filed a petition for relief on February 26, 2004 under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Wisconsin (the "Bankruptcy Court");

WHEREAS, the Bankruptcy Court entered an order on or about August 10, 2005 confirming the Debtor's Third Amended Joint Plan of Reorganization pursuant to Chapter 11 of the United States Bankruptcy Code (the "Plan");

WHEREAS, pursuant to the Plan, the Loan Agreement and the Mortgage were specifically assumed as executory contracts so (i) the legal, equitable, and contractual rights of the Lender, (ii) the obligations with respect to the Loan and (iii) the terms of the Loan Agreement and Mortgage were unimpaired; and

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 Exhibit  A

WHEREAS, the Company and the Lender have agreed to amend the Loan Agreement and the terms of the Loan in certain respects, and a condition precedent to such amendment is that the Company executes and delivers this Reaffirmation.

NOW, THEREFORE, for good and valuable consideration the receipt of which is hereby acknowledged, the Mortgage is hereby reaffirmed as of the date hereof in all respects by the Company, and shall continue from and after the date hereof and shall remain in full force and effect from and after the date hereof.

IN WITNESS WHEREOF, the Company has executed this Reaffirmation as of the date first above written.

KEYSTONE CONSOLIDATED INDUSTRIES, INC., a Delaware corporation

By:/s/ Bert E. Downing, Jr.
Name: Bert E. Downing, Jr.
Title: Vice President and Chief Financial Officer

ATTEST:

/s/ Sandra K. Myers
Secretary

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 Exhibit  A

STATE OF TEXAS                              )
) .ss
COUNTY OF DALLAS                       )

I                                                    , a Notary Public in and for said County, in the State aforesaid, DO HEREBY CERTIFY that Bert E. Downing, Jr., Vice President and Chief Finanical Officer of Keystone Consolidated Industries, Inc., a Delaware corporation, is personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that he signed and delivered said instrument as his own free and voluntary act for the uses and purposes therein set forth.

GIVEN under my hand and Notarial Seal this________day of May 2007.

                                                ______________________________

 Notary Public

My Commission Expires: ___________________________

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 Exhibit  A

EXHIBIT A

Legal Description of Steel Making Land in Peoria, IL

North 580' of the northwest quarter of section 31, township 8 north, range 8 east of the fourth principal meridian. Also north 580' of the northeast quarter of section 36, township 8 north, range 7 east of the fourth principal meridian lying east of the east right of way line of the Chicago & Northwestern Railroad. Also all of the southeast quarter of section 25, township 8 north, range 7 east of the fourth principal meridian lying east of the east right of way line of the Chicago & Northwestern Railroad. Also all of the west half of section 30, township 8 north, range 8 east of the fourth principal meridian lying southwest of the southwest right of way line of 1-474 Excepting the north 1600'.

Except the coal and other minerals underlying the surface of said land and all rights and easements in favor of the estate of said coal and other minerals.

Together with a non-exclusive easement for ingress, egress and access on, over, across and through that certain improved road known as "Steel Works Road" located on the adjacent real property owned by Mortgagor and contained within Section 25, Township 8 North, Range 7 East, which road connects the Property to the publicly dedicated street known as "Washington Street".

The common address for the Property and other non-mortgaged property owned by Mortgagor is 7000 S.W. Adams, Street, Peoria, Illinois.

The Real Estate Tax Identification Numbers for the Property are set forth below:
18-30-100-020
18-30-100-007
18-30-100-008
18-30-100-009
17-36-226-001
17-25-477-001
18-31-100-001
18-31-100-002
18-30-300-001
18-30-300-002
18-30-300-004
18-30-300-005

362869.4 049689-21334

EXHIBIT B

Form of Amended and Restated Subordination and Intercreditor Agreement

AMENDED AND RESTATED
SUBORDINATION AND INTERCREDITOR AGREEMENT

THIS AMENDED AND RESTATED SUBORDINATION AND INTERCREDITOR AGREEMENT (this “Agreement”) is dated as of this  22 day of May, 2007, by and among the County of Peoria, Illinois, together with its successors and assigns, the “Subordinated Creditors”), Keystone Consolidated Industries, Inc., a Delaware corporation (the “Company”), and Wachovia Capital Finance Corporation (Central), an Illinois corporation, as agent for certain lenders (“Lenders”) under the Credit Agreement (as hereinafter defined) (together with its successors and assigns in such capacity, “Agent”).

R E C I T A L S

A.           The Company, certain of its Subsidiaries, Agent and Lenders have entered into a Loan and Security Agreement dated as of August 31, 2005 (as the same has been and may be amended, supplemented or otherwise modified from time to time including, without limitation, all refinancings and refundings, the “Credit Agreement”) pursuant to which, among other things, Lenders agreed, subject to the terms and conditions set forth in the Credit Agreement, to make certain loans and financial accommodations to the Company and certain of its Subsidiaries.  All of the Company’s and its Subsidiaries’ (as defined in the Credit Agreement) obligations to Agent and Lenders under the Credit Agreement and the other Senior Debt Documents (as hereinafter defined) are secured by liens on and security interests in substantially all of the now existing and hereafter acquired real and personal property of the Company and its Subsidiaries (the “Collateral”).

B.           The Company and Subordinated Creditors have entered into a Loan Agreement  dated as of March 13, 2002 as amended by (i) that certain First Amendment to Loan Agreement dated April 4, 2007 and (ii) that certain Second Amendment to Loan Agreement dated as of the date hereof (as the same may be further amended, supplemented or otherwise modified from time to time as permitted hereunder, the “Subordinate Loan Agreement”) pursuant to which (i) Subordinated Creditors extended credit to the Company as evidenced by that certain Term Note dated as of April 9, 2002 in the aggregate principal amount of $10,000,000 (as the same may be amended, supplemented or otherwise modified from time to time as permitted hereunder, the “Subordinated Note”).

C.           As an inducement to and as one of the conditions precedent to the agreement of Agent and Lenders to continue to provide financing under the Credit Agreement, Agent and Lenders have required the execution and delivery of this Agreement by Subordinated Creditors and the Company in order to set forth the relative rights and priorities of Lender and Subordinated Creditors under the Senior Debt Documents and the Subordinated Debt Documents (as hereinafter defined).

EXHIBIT B

NOW, THEREFORE, in order to induce Agent and Lenders to continue to consummate the transactions contemplated by the Credit Agreement (including, without limitation, all amendments thereto), and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto hereby agree as follows:

1.           Definitions. The following terms shall have the following meanings in this Agreement:

“Bankruptcy Code” shall mean Chapter 11 of Title 11 of the United States Code, as amended from time to time and any successor statute and all rules and regulations promulgated thereunder.

“Distribution” means, with respect to the Subordinated Debt, any payment, prepayment, redemption, purchase or other distribution by or on behalf of the Company or any guarantor of the Subordinated Debt of cash, securities or other property, by set-off or otherwise, on account of such Subordinated Debt.

“Enforcement Action” shall mean (a) to take any enforcement action or otherwise commence the exercise of remedies against the Company or any guarantor of the Subordinated Debt to collect all or any part of the Subordinated Debt, including by way of set-off, (b) to sue for payment of, or to initiate or participate with others in any suit, action or proceeding against the Company or any such guarantor to (i) enforce payment of or to collect the whole or any part of the Subordinated Debt or (ii) commence judicial enforcement of any of the rights and remedies under the Subordinated Debt Documents or applicable law with respect to the Subordinated Debt, (c) to accelerate the Subordinated Debt, (d) to exercise any put option or to cause the Company or any such guarantor to honor any redemption or mandatory prepayment obligation under any Subordinated Debt Document or (e) take any action under the provisions of any state or federal law, including, without limitation, the Uniform Commercial Code, or under any contract or agreement, to enforce, foreclose upon, take possession of or sell any property or assets of  the Company or any such guarantor.

“Indefeasibly Paid” means, with respect to the Senior Debt, that at least 91 days have elapsed since the Senior Debt has been paid in full in cash.

“Lenders” shall mean the “Lenders” as defined in the Credit Agreement.

“Lender Loan Documents” shall mean the Credit Agreement and all other agreements, documents and instruments executed from time to time in connection therewith, as the same may be amended, restated, supplemented or otherwise modified from time to time as permitted hereunder.

“Permitted Refinancing” shall mean any refinancing of the Senior Debt under the Lender Loan Documents; provided that (i) the financing documentation entered into by the Company in connection with such Permitted Refinancing constitute Permitted Refinancing Senior Debt Documents and (ii) such Senior Debt as refinanced otherwise constitutes “Senior Debt” under the definition thereof.

EXHIBIT B

“Permitted Refinancing Senior Debt Documents” shall mean any financing documentation which replaces the Lender Loan Documents and pursuant to which the Senior Debt under the Lender Loan Documents are refinanced (in whole or in part), as such financing documentation may be amended, restated, supplemented or otherwise modified from time to time in compliance with this Agreement, but specifically excluding any such financing documentation to the extent that it contains, either initially or by amendment or other modification, any material terms, conditions, covenants or defaults other than those which could be included in the Lender Loan Documents by an amendment or other modification that would not be prohibited by the terms of this Agreement (and provided that the applicable lenders (or an agent for such lenders) agrees in writing to be bound by the terms hereof binding on Lenders (or the agent for such lender, as applicable)).

“Permitted Subordinated Debt Payments” means (a) payments of regularly scheduled payments of interest and principal on the Subordinated Debt as set forth on Schedule I hereto and on the dates set forth on Schedule I hereto, in each case on a non-accelerated basis and (b) payment of closing costs and fees payable on or about the date hereof in an amount not to exceed $20,000.

“Person” means any natural person, corporation, general or limited partnership, limited liability company, firm, trust, association, government, governmental agency or other entity, whether acting in an individual, fiduciary or other capacity.

“Proceeding” shall mean any voluntary or involuntary insolvency, bankruptcy, receivership, custodianship, liquidation, dissolution, reorganization, assignment for the benefit of creditors, appointment of a custodian, receiver, trustee or other officer with similar powers or any other proceeding for the liquidation, dissolution or other winding up of a Person.

“Senior Debt” shall mean all monetary obligations, liabilities and indebtedness of every nature of one or more of the Company and/or its Subsidiaries from time to time owed to Agent and any Lender under the Senior Debt Documents (but subject to the limitations contained in Section 3.1 hereof), including, without limitation, the principal amount of all debts, claims and indebtedness, accrued and unpaid interest and all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and from time to time hereafter owing, due or payable under the Senior Debt Documents, whether before or after the filing of a Proceeding under the Bankruptcy Code together with (a) any amendments, restatements, modifications, renewals, refundings, refinancings or extensions thereof to the extent not prohibited by the terms of this Agreement and (b) any interest accruing thereon after the commencement of a Proceeding, without regard to whether or not such interest is an allowed claim; provided, that, the aggregate principal amount of Senior Debt outstanding at any time and advanced by the holders of the Senior Debt shall not at any time exceed $100,000,000.  Senior Debt shall be considered to be outstanding whenever any loan commitment under the Senior Debt Document is outstanding.

EXHIBIT B

“Senior Debt Documents” shall mean the Lender Loan Documents and, after the consummation of any Permitted Refinancing, the Permitted Refinancing Senior Debt Documents.

“Senior Default” shall mean any “Event of Default” under the Senior Debt Documents.

“Subordinated Debt” shall mean all monetary obligations, liabilities and indebtedness of every nature of one or more of the Company and/or its Subsidiaries from time to time owed to one or more Subordinated Creditors evidenced by or incurred pursuant to the Subordinated Debt Documents, including, without limitation, the principal amount of the Subordinated Notes, all accrued and unpaid interest thereon and all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and from time to time hereafter owing, due or payable under the Subordinated Debt Documents, whether before or after the filing of a Proceeding under the Bankruptcy Code, including any interest accruing thereon after the commencement of a Proceeding, without regard to whether or not such interest is an allowed claim.

“Subordinated Debt Documents” shall mean the Subordinated Note, the Subordinate Loan Agreement, any guaranty with respect to the Subordinated Debt, that certain Subordinate Security Agreement, dated as of April 9, 2002 by Subordinated Creditors and the Company, that certain Subordinate Mortgage, Assignment of Rents and Leases, Security Agreement and Fixture Filing dated as of April 9, 2002, by the Company in favor of the Subordinated Creditors and all other documents, agreements and instruments now existing or hereinafter executed in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time to the extent permitted under this Agreement.

2.           Subordination.

2.1           Subordination of Subordinated Debt to Senior Debt.  Subject to the provisions governing Permitted Subordinated Debt Payments as set forth in Section 2.3 hereof, the Company covenants and agrees, and each Subordinated Creditor by its acceptance of the Subordinated Debt Documents (whether upon original issue or upon transfer or assignment) likewise covenants and agrees, notwithstanding anything to the contrary contained in any of the Subordinated Debt Documents, that the payment of any and all of the Subordinated Debt shall be subordinate and subject in right and time of payment, to the extent and in the manner hereinafter set forth, to the prior indefeasible payment in full in cash of all Senior Debt.  Each holder of Senior Debt, whether now outstanding or hereafter created, incurred, assumed or guaranteed, shall be deemed to have acquired Senior Debt in reliance upon the provisions contained in this Agreement.

EXHIBIT B

2.2           Liquidation, Dissolution, Bankruptcy. In the event of any Proceeding involving one or more of the Company or its Subsidiaries:

(a)           All Senior Debt shall first be Indefeasibly Paid and all commitments to lend under the Senior Debt Documents shall be terminated before any Distribution, whether in cash, securities or other property, shall be made to any Subordinated Creditor on account of any Subordinated Debt.

(b)           Any Distribution, whether in cash, securities or other property which would otherwise, but for the terms hereof, be payable or deliverable in respect of the Subordinated Debt shall be paid or delivered directly to Agent (to be held and/or applied by Agent in accordance with the terms of the Senior Debt Documents) until all Senior Debt is Indefeasibly Paid and all commitments to lend under the Senior Debt Documents shall have been terminated.  Each Subordinated Creditor irrevocably authorizes, empowers and directs any debtor, debtor in possession, receiver, trustee, liquidator, custodian, conservator or other Person having authority, to pay or otherwise deliver all such Distributions to Agent.  Each Subordinated Creditor also irrevocably authorizes and empowers Agent, in the name of such Subordinated Creditor, to demand, sue for, collect and receive any and all such Distributions.

(c)           Each Subordinated Creditor agrees not to initiate, prosecute or participate in any claim, action or other proceeding challenging the enforceability, validity, perfection or priority of the Senior Debt or any liens and security interests securing the Senior Debt.

(d)           Each Subordinated Creditor agrees to execute, verify, deliver and file any proofs of claim in respect of the Subordinated Debt requested by Agent in connection with any such Proceeding and hereby irrevocably authorizes, empowers and appoints Agent, its agent and attorney-in-fact to (i) execute, verify, deliver and file such proofs of claim upon the failure of a Subordinated Creditor promptly to do so prior to 15 days before the expiration of the time to file any such proof of claim and (ii) vote such claim in any such Proceeding upon the failure of a Subordinated Creditor to do so prior to 10 days before the expiration of the time to vote any such claim; provided that Agent shall have no obligation to execute, verify, deliver, file and/or vote any such proof of claim. In the event that Agent votes any claim in accordance with the authority granted hereby, no Subordinated Creditor shall be entitled to change or withdraw such vote.

(e)           The Senior Debt shall continue to be treated as Senior Debt and the provisions of this Agreement shall continue to govern the relative rights and priorities of Agent and Lenders and Subordinated Creditors even if all or part of the Senior Debt or the security interests securing the Senior Debt are subordinated, set aside, avoided, invalidated or disallowed in connection with any such Proceeding, and this Agreement shall be reinstated if at any time any payment of any of the Senior Debt is rescinded or must otherwise be returned by any holder of Senior Debt or any representative of such holder.

EXHIBIT B

2.3           Subordinated Debt Payment Restrictions.  Notwithstanding the terms of the Subordinated Debt Documents, the Company  hereby agrees that it may not make, and each Subordinated Creditor hereby agrees that it will not accept, any Distribution with respect to the Subordinated Debt until the Senior Debt is Indefeasibly Paid and all commitments to lend under the Senior Debt Documents have terminated other than Permitted Subordinated Debt Payments subject to the terms of Section 2.2 of this Agreement; provided, however, that the Company and the Subordinated Creditors further agree that no Permitted Subordinated Debt Payment may be made by the Company, directly or indirectly, or accepted by the Subordinated Creditors if at the time of such payment a Senior Default exists or would arise as a result of such Permitted Subordinated Debt Payment and such Senior Default shall not have been cured or waived.  The Company may resume Permitted Subordinated Debt Payments (and may make any Permitted Subordinated Debt Payments missed due to the application of the preceding sentence) upon a cure or waiver of the Senior Default so long as no Senior Default would arise after giving effect to such Permitted Subordinated Debt Payment.  No Senior Default shall be deemed to have been waived for purposes of this Section 2.3 unless and until the Company shall have received a written waiver from Agent. Any Permitted Subordinated Debt Payments shall indefeasibly vest in the Subordinated Creditors and the Agent and the Lenders waive any rights they may have to reclamation of such payments if made in accordance with this Agreement.

2.4           Subordinated Debt Standstill Provisions.  Until the Senior Debt is Indefeasibly Paid and all commitments to lend under the Senior Debt Documents shall be terminated, no Subordinated Creditor shall, without the prior written consent of Agent, take any Enforcement Action with respect to the Subordinated Debt.

2.5           Incorrect Payments. If any Distribution on account of the Subordinated Debt not permitted to be made by the Company or accepted by a Subordinated Creditor under this Agreement is made and received by such Subordinated Creditor, such Distribution shall not be commingled with any of the assets of such Subordinated Creditor, shall be held in trust by such Subordinated Creditor for the benefit of Agent and Lenders and shall be promptly paid over to Agent for application (in accordance with the Senior Debt Documents ) to the payment of the Senior Debt then remaining unpaid, until all of the Senior Debt is Indefeasibly Paid.

2.6  Subordination of Liens and Security Interests; Agreement Not to Contest; Agreement to Release Liens. Until the Senior Debt has been Indefeasibly Paid and all lending commitments under the Senior Debt Documents have terminated, any liens and security interests of a Subordinated Creditor in the Collateral which may exist shall be and hereby are subordinated for all purposes and in all respects to the liens and security interests of Agent and Lenders in the Collateral, regardless of the time, manner or order of perfection of any such liens and security interests. Each Subordinated Creditor agrees that it will not at any time contest the validity, perfection, priority or enforceability of the Senior Debt, the Senior Debt Documents, or the liens and security interests of Agent and Lenders in the Collateral securing the Senior Debt.

EXHIBIT B

2.7           Sale, Transfer or other Disposition of Subordinated Debt.

(a)           No Subordinated Creditor shall sell, assign, pledge, dispose of or otherwise transfer all or any portion of the Subordinated Debt or any Subordinated Debt Document: (i) unless, prior to the consummation of any such action, the transferee thereof shall execute and deliver to Agent an agreement substantially identical to this Agreement, providing for the continued subordination of the Subordinated Debt to the Senior Debt as provided herein and for the continued effectiveness of all of the rights of Agent and Lenders arising under this Agreement.

(b)           Notwithstanding the failure of any assignee or transferee to execute or deliver an agreement substantially identical to this Agreement or to otherwise agree to be bound by the provisions hereof, the terms of this Agreement shall nevertheless be binding upon the successors and assigns of each Subordinated Creditor and each Agent and Lenders.

2.8           Legends. Until the termination of this Agreement in accordance with Section 15 hereof, each Subordinated Creditor will cause to be clearly, conspicuously and prominently inserted on the face of the Subordinated Note and each other Subordinated Debt Document, as well as any renewals or replacements thereof, the legend in place on such documents as in effect on the date hereof or the following legend:

“This instrument and the rights and obligations evidenced hereby are subordinate in the manner and to the extent set forth in that certain Amended and Restated Subordination and Intercreditor Agreement (the “Subordination Agreement”), entered into as of June 1, 2007 among Keystone Consolidated Industries, Inc. (“Company”), the County of Peoria, Illinois, and Wachovia Capital Finance Corporation (Central) (“Agent”), to the indebtedness (including interest) owed by the Company pursuant to that certain Loan and Security Agreement dated as of August 31, 2005 between the Company, and Agent and other Lenders party thereto (and the documents related thereto), as such Loan and Security Agreement (and related documents) has been and hereafter may be amended, restated, supplemented or otherwise modified from time to time and to indebtedness refunding or refinancing the indebtedness under that agreement as contemplated by the Subordination Agreement; and each holder of this instrument, by its acceptance hereof, irrevocably agrees to be bound by the provisions of the Subordination Agreement.”

EXHIBIT B

2.9           Asset Sales.  The Agent’s rights with respect to the Collateral include the right to release any or all of the Collateral from any or all liens or encumbrances in favor of the Agent and the Subordinated Creditors in connection with any sale of all or any portion of the Collateral.  The Subordinated Creditors are hereby deemed to have consented to all such sales.  Upon the request of the Agent, the Subordinated Creditors shall deliver to the Agent such duly executed and undated UCC and, as applicable, intellectual property terminations, satisfactions and discharges of mortgages (the term “mortgage” being deemed to include mortgage deeds, deeds of trust and other similar instruments creating a lien on real property), termination statements and partial release statements (in blank as to the assets being released), as Agent may request with respect to the Subordinated Creditors’ liens on any or all of the Company’s assets.  If the Agent shall determine, in connection with any sale of Collateral, that the termination, satisfaction, discharge or partial release of the lien on all or any portion of the Collateral in connection with such sale is necessary or advisable, the Agent may deliver to the applicable purchaser at such sale (or, upon the request of such purchaser, file) such previously delivered termination, satisfaction, discharge or partial release documents, which partial release documents the Agent  is hereby authorized to complete (whether one or more and from time to time)) by inserting the description of the assets to be released.  The Subordinated Creditors shall execute such other release, satisfaction, discharge and termination documents and instruments and shall take such further actions as the Agent shall request.  The Subordinated Creditors hereby irrevocably constitutes and appoints the Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Subordinated Creditors and in their name or in the Agent’s own name, from time to time in the Agent’s discretion, for the purpose of carrying out the terms of this paragraph, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this paragraph, including, without limitation, any terminations of financing statements, partial lien releases, mortgage satisfactions and discharges, endorsements, assignments or other instruments of transfer, termination or release, and, in addition, to take any and all other appropriate and commercially reasonably action for the purpose of carrying out the terms of this paragraph.  The Subordinated Creditors hereby ratify all that said attorneys shall lawfully do or cause to be done pursuant to the power of attorney granted in this paragraph.  No person to whom this power of attorney is presented, as authority for Agent to take any action or actions contemplated hereby, shall be required to inquire into or seek confirmation from the Subordinated Creditors as to the authority of the Agent to take any action described herein, or as to the existence of or fulfillment of any condition to this power of attorney, which is intended to grant to the Agent unconditionally the authority to take and perform the actions contemplated herein.  The Subordinated Creditors irrevocably waive any right to commence any suit or action, in law or equity, against any person or entity which acts in reliance upon or acknowledges the authority granted under this power of attorney.

2.10           Cash Collateral; Financing.  To the extent that the Agent consents to the Company’s use of cash collateral under Section 363 of the Bankruptcy Code or otherwise or the Agent agrees to provide additional financing to any Company under the Bankruptcy Code, the Subordinated Creditors hereby agree not to impede, object to (on grounds of lack of adequate protection, or otherwise), or otherwise interfere with such use of cash collateral or financing.  The Subordinated Creditors specifically agree that the Agent may consent to any Company’s use of cash collateral or provide financing to Company on such terms and conditions and in such amounts as the Agent, in its sole discretion, elects.

EXHIBIT B

3.           Modifications.

3.1           Modifications to Senior Debt Documents. Agent and Lenders may at any time and from time to time without the consent of or notice to any Subordinated Creditor, without incurring liability to any Subordinated Creditor and without impairing or releasing the obligations of any Subordinated Creditor under this Agreement, change the manner or place of payment or extend the time of payment of or renew or alter any of the terms of the Senior Debt, or amend in any manner any agreement, note, guaranty or other instrument evidencing or securing or otherwise relating to the Senior Debt.

3.2           Modifications to Subordinated Debt Documents. Until the Senior Debt has been Indefeasibly Paid and all lending commitments under the Senior Debt Documents have terminated, and notwithstanding anything to the contrary contained in the Subordinated Debt Documents, no Subordinated Creditor shall, without the prior written consent of Agent, agree to any amendment, restatement, modification, refinancing, refunding or supplement to the Subordinated Debt Documents.

4.           Representation.  Each Subordinated Creditor represents and warrants to Agent that as of the date hereof, The County of Peoria, Illinois, is the sole owner, beneficially and of record, of all the Subordinated Debt.

5.           Modification. Any modification or waiver of any provision of this Agreement, or any consent to any departure by any party from the terms hereof, shall not be effective in any event unless the same is in writing and signed by Agent and Subordinated Creditors, and then such modification, waiver or consent shall be effective only in the specific instance and for the specific purpose given. Any notice to or demand on any party hereto in any event not specifically required hereunder shall not entitle the party receiving such notice or demand to any other or further notice or demand in the same, similar or other circumstances unless specifically required hereunder.

7.           Further Assurances. Each party to this Agreement promptly will execute and deliver such further instruments and agreements and do such further acts and things as may be reasonably requested in writing by any other party hereto that may be necessary or desirable in order to effect fully the purposes of this Agreement.

8.           Notices. Unless otherwise specifically provided herein, any notice delivered under this Agreement shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied or sent by overnight courier service or certified or registered United States mail and shall be deemed to have been given (a) if delivered in person, when delivered; (b) if delivered by telecopy, on the date of transmission if transmitted on a business day before 4:00 p.m. (Chicago time) or, if not, on the next succeeding business day; (c) if delivered by overnight courier, one business day after delivery to such courier properly addressed; or (d) if by United States mail, four business days after deposit in the United States mail, postage prepaid and properly addressed.

EXHIBIT B

Notices shall be addressed as follows:

(a)           if to Agent:

Wachovia Capital Finance Corporation (Central)
150 S. Wacker Drive, Suite 2200
Chicago, IL  60606
Attention:  Keystone Account Manager
Facsimile No.:  312/332-0424

with a copy to:

Latham & Watkins
233 S. Wacker Drive, Suite 5800
Chicago, IL  60606
Attention: Vik Puri
Facsimile No.:  312/993-9767

(b)           if to the Subordinated Creditors:

The County of Peoria, Illinois
324 Main Street
Peoria, IL  61602
Attention: F. Patrick Urich, County Administrator
Facsimile No.:  309/672-6029

with a copy to:

Schwartz Cooper Chartered
180 N. LaSalle Street, Suite 2700
Chicago, IL  60601
Attention: Gary P. Segal
Facsimile No.:  312/264-2476

EXHIBIT B

(c)           if to the Company:

Keystone Consolidated Industries, Inc.
Three Lincoln Centre, Suite 1740
5430 LBJ Freeway
Dallas, TX  75240
Attention: President
Facsimile No.:  972/448-1408

with a copy to:

Keystone Consolidated Industries, Inc.
Three Lincoln Centre, Suite 1740
5430 LBJ Freeway
Dallas, TX  75240
Attention: E. Pierce Marshall, Jr. Acting Associate General Counsel
Facsimile No.:  972/448-1445

or in any case, to such other address as the party addressed shall have previously designated by written notice to the serving party, given in accordance with this Section 8.

9.           Successors and Assigns. This Agreement shall inure to the benefit of, and shall be binding upon, the respective successors and assigns of Agent and Lenders, Subordinated Creditors and the Company. To the extent permitted under the Senior Debt Documents, Agent and Lenders may, from time to time, without notice to any Subordinated Creditor, assign or transfer any or all of the Senior Debt or any interest therein to any Person and, notwithstanding any such assignment or transfer, or any subsequent assignment or transfer, the Senior Debt shall, subject to the terms hereof, be and remain Senior Debt for purposes of this Agreement, and every permitted assignee or transferee of any of the Senior Debt or of any interest therein shall, to the extent of the interest of such permitted assignee or transferee in the Senior Debt, be entitled to rely upon and be the third party beneficiary of the subordination provided under this Agreement and shall be entitled to enforce the terms and provisions hereof to the same extent as if such assignee or transferee were initially a party hereto.

10.           Relative Rights.   This Agreement shall define the relative rights of Agent and Lenders and Subordinated Creditors. Nothing in this Agreement shall (a) impair, as among the Company and Agent and Lenders and as between the Company and Subordinated Creditors, the obligation of the Company with respect to the payment of the Senior Debt and the Subordinated Debt in accordance with their respective terms or (b) affect the relative rights of Agent and Lenders or Subordinated Creditors with respect to any other creditors of the Company.

EXHIBIT B

11.           Conflict. In the event of any conflict between any term, covenant or condition of this Agreement and any term, covenant or condition of any of the Subordinated Debt Documents, the provisions of this Agreement shall control and govern.

12.           Headings. The paragraph headings used in this Agreement are for convenience only and shall not affect the interpretation of any of the provisions hereof.

13.           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.           Severability. In the event that any provision of this Agreement is deemed to be invalid, illegal or unenforceable by reason of the operation of any law or by reason of the interpretation placed thereon by any court or governmental authority, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby, and the affected provision shall be modified to the minimum extent permitted by law so as most fully to achieve the intention of this Agreement.

15.           Continuation of Subordination; Termination of Agreement. This Agreement shall remain in full force and effect until the indefeasible payment in full in cash of the Senior Debt and the termination of all lending commitments under the Senior Debt Documents after which this Agreement shall terminate without further action on the part of the parties hereto.

16.           Applicable Law. This Agreement shall be governed by and shall be construed and enforced in accordance with the internal laws of the State of Illinois, without regard to conflicts of law principles.

17.           CONSENT TO JURISDICTION.EACH OF THE PARTIES HERETO HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF COOK, STATE OF ILLINOIS.  EACH OF THE PARTIES HERETO EXPRESSLY SUBMITS AND CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS.  EACH OF THE PARTIES HERETO HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON IT BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SUCH PARTY AT THEIR RESPECTIVE ADDRESSES SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

18.           WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE SUBORDINATED DEBT DOCUMENTS OR ANY OF THE SENIOR DEBT DOCUMENTS.  EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE SENIOR DEBT DOCUMENTS AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS.  EACH OF THE PARTIES HERETO WARRANTS AND REPRESENTS THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

EXHIBIT B

19,           Prior Agreement.  Each of the Parties hereto agrees that this Agreement shall amend, restate and replace that certain Subordination and Intercreditor Agreement dated as of March 15, 2002 (as amended) among Agent (f/k/a Congress Financial Corporation (Central)), Company and Subordinated Creditors.

[Signature Page Follows]

EXHIBIT B

IN WITNESS WHEREOF, Subordinated Creditors, the Company, and the Agent have caused this Agreement to be executed as of the date first above written.

AGENT:
WACHOVIA CAPITAL FINANCE (CENTRAL)

By:
Its:

SUBORDINATED CREDITORS:

THE COUNTY OF PEORIA, ILLINOIS

By:
Its:

COMPANY:

KEYSTONE CONSOLIDATED INDUSTRIES, INC.

By:
Its:

EXHIBIT B

SCHEDULE I

Payment Date	Payment Amount	Principal Payment	Interest Payment	Cumulateive Principal Accruing Interest	Cumulative Interest

June 1, 2007	1,000,000.00	1,000,000.00	N/A	N/A	N/A
December 1, 2007	838,018.49	500,518.49	337,500.00	500,518.49	337,500.00
June 1, 2008	838,018.49	519,287.93	318,730.56	1,019,806.42	656,230.56
December 1, 2008	838,018.49	538,761.23	299,257.26	1,558,567.65	955,487.82
June 1, 2009	838,018.49	558,964.78	279,053.71	2,117,532.43	1,234,541.53
December 1, 2009	838,018.49	579,925.96	258,092.53	2,697,458.39	1,492,634.06
June 1, 2010	838,018.49	601,673.18	236,345.31	3,299,131.57	1,728,979.37
December 1, 2010	838,018.49	624,235.92	213,782.57	3,923,367.49	1,942,761.94
June 1, 2011	838,018.49	647,644.77	190,373.72	4,571,012.26	2,133,135.66
December 1, 2011	838,018.49	671,931.45	166,087.04	5,242,943.71	2,299,222.70
June 1, 2012	838,018.49	697,128.88	140,889.61	5,940,072.59	2,440,112.31
December 1, 2012	838,018.49	723,271.21	114,747.28	6,663,343.80	2,554,859.59
June 1, 2013	838,018.49	750,393.88	87,624.61	7,413,737.69	2,642,484.19
December 1, 2013	838,018.49	778,533.65	59,484.84	8,192,271.34	2,701,969.03
June 1, 2014	838,018.49	807,728.67	30,289.82	9,000,000.00	2,732,258.86
		10,000,000.00

Exhibit C

Form of Capital Expenditure Requirement Certification

CERTIFICATE OF COMPLIANCE
WITH CAPITAL EXPENDITURE REQUIREMENT

The undersigned, does hereby certify to The County of Peoria, Illinois and the State of Illinois, Department of Commerce and Community Affairs that he is a duly elected, qualified and acting Vice President and Chief Financial Officer of KEYSTONE CONSOLIDATED INDUSTRIES, INC., a Delaware corporation (the “Company”), and that he is authorized to execute this certificate and that he further certifies that:

1.           Since April 9, 2002, the Company has invested at least Ten Million and No/100s Dollars ($10,000,000.00) in Durable Movable Equipment for the Company’s facilities in Peoria, Illinois in accordance with the provisions of Part III, Section 2.2 of the DCCA Grants (the “Capital Expenditure Requirement”).

2.           In complying with the Capital Expenditure Requirement, the Company used generally accepted sound business practices, arms length bargaining and the other principles set forth in Part IV, Section 4.8 of the DCCA Grants.

3.           Attached hereto as Exhibit A are copies of invoices for the Durable Movable Equipment that was purchased for the Company’s facilities in Peoria, Illinois since April 9, 2002 with an aggregate purchase price of Ten Million and No/100s Dollars ($10,000,000.00), or an itemized list of such Durable Movable Equipment.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of May 22, 2007.

By: /s/ Bert E. Downing, Jr.
Bert E. Downing, Jr.,
Vice President and Chief Financial Officer